Exhibit 99.1

Ally Financial Reports Preliminary First Quarter 2013 Financial Results

•	First quarter 2013 net income of $1.1 billion
•	Core pre-tax income, excluding repositioning items, of $207 million
•	Completed sale of majority of international businesses; proceeds from Canada generated approximately $900 million gain on sale
•	Auto: U.S. earning assets up 13 percent; U.S. net financing revenue up 23 percent year-over-year
•	Ally Bank: Highest quarterly retail deposit growth in four years, year-over-year growth of 32 percent

NEW YORK (May 1, 2013) – Ally Financial Inc. (Ally) today reported net income of $1.1 billion for the first quarter of 2013, compared to net income of $1.4 billion in the prior quarter and net income of $310 million for the first quarter of 2012. The company reported a core pre-tax loss of $6 million in the first quarter of 2013, compared to core pre-tax income of $103 million in the prior quarter and core pre-tax income of $111 million in the comparable prior year period. Excluding repositioning items primarily related to the sales agreements for Ally Bank’s mortgage servicing rights (MSR), the company reported core pre-tax income of $207 million for the quarter. Core pre-tax income/loss reflects income from continuing operations before taxes and original issue discount (OID) amortization expense primarily from bond exchanges.

Net income for the quarter was driven by an approximately $900 million gain on sale in discontinued operations related to the closing of the Canadian operations transaction. This was partially offset by the repositioning items in support of the company’s transformation efforts, most notably $198 million primarily related to a valuation write-down resulting from the sales agreements for Ally Bank’s MSR. Also factoring into the quarter’s results was significant year-over-year growth in U.S. earning assets which contributed to the expansion of U.S. net financing revenue within Ally’s core auto finance operations.

“The first four months of the year reflected significant progress on the strategic transformation of Ally,” said Chief Executive Officer Michael A. Carpenter. “The majority of the international businesses have been sold, and Ally received more than 70 percent of the total expected proceeds. In addition, Ally has exited the remaining mortgage businesses through the sales of the mortgage servicing rights and the business lending operation. These are key steps in our path toward further strengthening the company, maximizing shareholder value and returning the remaining investment to the U.S. taxpayer.”

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“Our core businesses continued to post strong results in the first quarter with Ally’s dealer financial services organization building upon its industry leadership and dealer-focused business model,” Carpenter continued. “Strong auto originations drove a 13 percent increase year-over-year in U.S. earning assets, while our insurance business continued to provide complementary products, including floorplan insurance, which is carried by approximately 80 percent of dealers that finance through Ally.”

“Ally Bank recorded its best quarterly retail deposit growth in four years, as strong brand recognition and an unparalleled, customer-focused business model drove the franchise’s success.”

Carpenter concluded, “Moving forward in 2013, we are keenly focused on advancing our leading dealer financial services and direct banking franchises, as well as completing the final stages of the strategic transformation.”

Quarterly Operating Results

Ally’s segments include Automotive Finance (which primarily includes Ally’s U.S. auto finance operations), Insurance, Mortgage, and Corporate and Other. As reported in the fourth quarter of 2012, Ally’s international businesses are classified as discontinued operations. Additionally, ResCap’s historical results have been classified as discontinued operations beginning this quarter.

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Income/(Loss) from Continuing Operations by Segment

($ millions)

				Increase/(Decrease) vs.
	1Q 13	4Q 12	1Q 12	4Q 12	1Q 12
Automotive Finance	$343	$371	$241	$(28)	$102
Insurance	61	27	100	34	(39)
Mortgage	(6)	99	63	(105)	(69)
Corporate and Other (ex. OID)[1]	(191)	(183)	(293)	(8)	102
Core pre-tax / (loss) income, excluding Repositioning items[2]	$207	$314	$111	$(107)	$96
Repositioning items[3]	(212)	(211)	--	(1)	(212)
Core pre-tax income / (loss)[2]	$(6)	$103	$111	$(109)	$(116)
OID amortization expense	57	56	108	1	(50)
Income tax (benefit) / expense	(123)	(887)	1	764	(124)
Income / (loss) from discontinued operations[4,5]	1,033	466	308	567	725
Net (loss) income	$1,093	$1,400	$310	$(307)	$783

1. Corporate and Other primarily consists of Ally’s centralized treasury activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with new debt issuances and bond exchanges. Corporate and Other also includes the Commercial Finance business, certain equity investments and reclassifications, eliminations between the reportable operating segments, and overhead previously allocated to operations that have since been sold or discontinued.

2. Core pre-tax income, a non-GAAP financial measure, is defined as income from continuing operations before taxes and OID amortization expense primarily from bond exchanges.

3. Repositioning items for 1Q13 are primarily related to a valuation write-down resulting from the sale agreements for Ally Bank’s MSR. For reconciliations, refer to slide 22 the Ally Financial Inc. 1Q Earnings Review presentation, which is available at www.ally.com/about/investor/events-presentations/. This presentation will also be furnished on a Form 8-K with the U.S. Securities and Exchange Commission.

4. Includes approximate $900 million gain on sale from Canadian transaction in 1Q13.

5. The following businesses are classified as discontinued operations: the majority of European and Latin American automotive finance operations (sale completed 2Q13), the Canadian automotive finance operations, Ally Credit Canada Limited, and ResMor Trust (sale completed 1Q13); U.K.-based operations that provide vehicle service contracts and insurance products (sale completed 1Q13); ResMor Trust mortgage operations (Canada) (sale completed 2Q12); automotive finance operations in Venezuela (sale completed 1Q12); the Mexican insurance business, ABA Seguros (sale announced 4Q12); remaining international automotive finance operations, including France, Brazil, and joint venture in China (sale announced 4Q12); the operations of Residential Capital, LLC (classified discontinued operations 1Q13) and Commercial Finance operations European division (classified discontinued operations 4Q12).

Highlights

•	Ally’s industry-leading U.S. auto finance franchise remained well-positioned, despite significant competition.
o	Strong U.S. net financing revenue growth, up $146 million or 23 percent from comparable prior year period.
o	Significant growth in U.S. automotive earning assets, increasing 13 percent compared to first quarter last year.
o	U.S. consumer financing originations at $9.7 billion for the quarter, in line with the prior year period despite expected, lower subvented volumes.
o	Leases accounting for 28 percent of first quarter originations.

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o	Added more than 1,100 new diversified U.S. dealer relationships compared to the prior year period.
o	Awarded two “Dealers’ Choice Awards” from Auto Dealer Monthly for the Auto Finance business and SmartAuction operations – the ninth consecutive recognition for Ally’s online remarketing auction site.

•	Ally’s leading insurance operations strengthened and grew dealer relationships through its full-service, dealer-centric business model.
o	Written premiums of $233 million for Dealer Products and Services group.
o	Increased the number of dealers participating in its full-suite of services by 12 percent compared to first quarter 2012.
o	Floorplan insurance penetration remained strong with approximately 80 percent of U.S. dealers with Ally floorplan financing also carrying floorplan insurance with the company.

•	Ally Bank franchise continued to build its deposit base and maintained strong customer loyalty with a strong consumer value proposition.
o	Retail deposits increased $3.7 billion in first quarter to a total of $38.8 billion – the highest quarterly growth in four years and up 32 percent from last year.
o	Grew to more than 1.3 million customer accounts, up 29 percent year-over-year.
o	Quarterly CD retention rate remains at an all-time high of 93 percent, marking the seventh consecutive quarter with retention rates of 90 percent or higher.
o	Continued momentum from strong brand awareness of 44 percent (Source: TNS Custom Research).
o	Customer satisfaction remained at approximately 94 percent in the first quarter, the third consecutive quarter with scores above 90 percent.
o	Recognized for outstanding customer service by leading business award program, the Stevie® Awards for Sales and Customer Service(SM) – winning both Innovation in Customer Service Award - Banking, Financial Services & Insurance, and e-Commerce Customer Service Award.

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o	Won 2013 TNS Choice Award for Direct Banking for achieving superior performance in the online banking segment in customer growth and retention.
o	Received two Corporate Insight Bank Monitor Awards for leading online banking tools and features.

•	Ally maintained a strong capital and liquidity profile with robust interest from lenders and investors.
o	Renewed $11 billion in credit facilities at both the parent company and Ally Bank with more favorable terms.
o	Completed $2.6 billion of U.S. auto securitizations in the quarter.
o	Deposits now represent 40 percent of Ally Financial’s funding profile.
o	Improved cost of funds, excluding OID, approximately 10 basis points quarter-over-quarter and approximately 54 basis points in the past year.
o	Capital ratios improved with a preliminary Tier 1 capital ratio of 14.6 percent at the end of the first quarter.
o	Time to Required Funding remains strong at more than two years.

•	Including dividends and interest, Ally will have paid approximately $6.1 billion to the U.S. Treasury as of May 15, 2013, reflecting more than one-third of the investment made in the company.

Strategic Actions Update

In the first quarter of 2013, Ally made significant progress in its plans to further strengthen its financial profile going forward, to focus on its core, leading U.S.-based franchises and to best position the company to repay the U.S. taxpayer's investment.

International Businesses

On April 2, Ally announced that it completed the sale of the majority of its operations in Europe and Latin America to General Motors Financial Company, Inc. (GM Financial), a wholly-owned subsidiary of General Motors Co. Ally received approximately $2.6 billion in total proceeds, which was comprised of an approximately $2.4 billion payment at closing and $190 million in dividends paid prior to the closing. To date, Ally has received approximately $6.7 billion in proceeds from the completed sales of the international transactions, representing over 70 percent of total proceeds expected from the sale of non-U.S. businesses.

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The remaining transactions in process primarily include the sales of the auto finance operations in France and Brazil, as well as the joint venture stake in China, to GM Financial, and the sale of Ally’s Mexican insurance business, ABA Seguros, to ACE Group. Each of these transactions is expected to close in stages during 2013. Ally is focused on completing each of these transactions and evaluating options to return capital to the U.S. Treasury.

In total, once completed, the sales are expected to generate approximately $9.3 billion in proceeds. Proceeds reflect a premium to tangible book value of $1.6 billion or 23 percent as of March 31, 2013.

International Entities Summary[1]
($ billions)
Business	Assets	Tangible Book Value[2]	Total Proceeds[3]	Premium to TBV
Canada[4]	$12.0	$3.1	$4.1	$0.6
Europe (ex. France)/Mexico/ Colombia/Chile	11.3	2.4	2.6	0.1
Brazil/China JV/France[5]	6.0	1.2	1.7	0.5
ABA Seguros	1.0	0.3	0.9	0.4
Total	$30.3	$7.0	$9.3	$1.6

1.	Canada assets and tangible book value are as of 1/31/13. All other numbers are as of 3/31/13.
2.	Book value on a GAAP basis was approx. $7.5 billion, which included approximately $0.5 billion of associated goodwill.
3.	Total proceeds include holdbacks and dividends to Ally and certain of its subsidiaries prior to the date of sale, including: $400 million in dividends paid from Ally Credit Canada Limited to Ally Financial, $194 million paid from Ally Credit Mexico to Ally Financial and a fixed $175 million from ABA Seguros to Ally Insurance Holdings, and a $65 million purchase price holdback from GM Financial for the sale of Europe (ex. France), Mexico, Colombia and Chile.
4.	Canada includes Ally Credit Canada Limited and ResMor Trust (includes assets from Auto Finance and Corp/Other segments).
5.	Assets for China JV reflects investment in unconsolidated subsidiary of $415 million.

ResCap Chapter 11 Filing

ResCap’s court-appointed mediator process overseen by the Honorable James Peck is ongoing and Ally continues to participate. Additionally, ResCap’s bankruptcy court has targeted an examination completion date of May 13, 2013.

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Agency MSR and Business Lending Operation

Ally Bank completed transactions to sell its Business Lending mortgage operations and agency mortgage servicing rights and has effectively exited the mortgage origination and servicing businesses.

On Feb. 28, Ally Bank completed the transaction to sell its Business Lending mortgage operation to Walter Investment Management Corp. comprised of the Bank's correspondent and wholesale broker origination channels and operations. The transaction included approximately 300 mortgage professionals, 1,770 active client relationships and the intellectual property to operate the business.

On April 17, Ally Bank announced it completed the sales of approximately $115 billion in unpaid principal balance (UPB) of agency MSR to Ocwen Financial Corp. and Quicken Loans, Inc. In total, Ally Bank has received approximately $850 million in proceeds for the transactions.

Final proceeds for the MSR transactions are subject to adjustment based on the actual UPB on the closing dates. Once the remaining pipeline is wound down, Ally will have no remaining MSR assets.

Liquidity and Capital

Ally’s consolidated cash and cash equivalents remained relatively flat at $7.4 billion as of March 31, 2013, compared to $7.5 billion at Dec. 31, 2012. Proceeds from the sale of the Canadian operations were offset by planned repayments of secured credit facilities, as the company has shifted its focus to optimizing liquidity. Included in the March 31 cash balances are: $3.1 billion at Ally Bank and $827 million at the Insurance business.

Ally's total equity was $20.5 billion at March 31, 2013, compared to $19.9 billion at the prior quarter’s end. The company's preliminary first quarter 2013 Tier 1 capital ratio was 14.6 percent, up compared to the prior quarter driven by receipt of proceeds from the sale of the Canadian operations and a related reduction in risk-weighted assets.

The company continues to work with the Federal Reserve to address the Comprehensive Capital Analysis and Review results. The Fed provided their approval for the continuation of dividend and interest payments on preferred equity and debt instruments included in regulatory capital, including preferred stock, trust preferred securities, and subordinated debt that were outstanding as of March 31, 2013. Including dividends and interest, Ally will have paid approximately $6.1 billion to the U.S. Treasury as of May 15, 2013.

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Funding

Ally continued to execute a diverse funding strategy during the first quarter of 2013 and completed new U.S. secured funding transactions totaling $2.6 billion in the first quarter. Additionally, Ally renewed $11 billion in credit facilities at both the parent company and Ally Bank for more favorable terms with a syndicate of 19 lenders. Robust growth in deposits at Ally Bank enabled less reliance on the capital markets, reducing the total facility size by $4 billion. Deposits now represent 40 percent of the parent’s funding profile.

The company’s Time to Required Funding remains strong at more than two years as of March 31. This is a liquidity measure expressed as the number of months that the company expects to be able to meet its ongoing liquidity needs as they arise without issuing unsecured debt. It assumes no changes in U.S. asset growth projections and that the auto asset-backed securities market remains open.

Deposits

The company remains focused on growing quality deposits through its direct banking subsidiary Ally Bank. Ally Bank’s deposit growth continued its strong momentum in the first quarter with retail deposits increasing $3.7 billion to $38.8 billion as of March 31, 2013, compared to $35.0 billion at the end of the prior quarter. Brokered deposits at Ally Bank totaled approximately $9.9 billion as of March 31, 2013, flat from the prior quarter. Quarterly CD retention rates remained at an all-time high of 93 percent, marking the seventh consecutive quarter with retention rates of 90 percent or higher. The Ally Bank franchise continued to steadily expand its customer base to more than 1.3 million customer accounts, growing 29 percent year-over-year, attracting and retaining customers through Ally Bank’s enhanced consumer-centric value proposition.

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Ally Bank

For purposes of quarterly financial reporting, Ally Bank's operating results are included within Auto Finance, Mortgage and Corporate and Other, based on its underlying business activities.  During the first quarter of 2013, Ally Bank reported pre-tax income of $339 million, compared to $349 million in the corresponding prior year period.  Performance in the quarter continued to be driven by improved net financing revenue, particularly as a result of growth in the leasing and commercial automotive portfolios. However, this was more than offset by lower mortgage revenue following the exit from Warehouse Lending and the curtailment of Consumer Lending. Total assets at Ally Bank were $94.9 billion at March 31, 2013, compared to $94.8 billion at Dec. 31, 2012. Increases in automotive assets driven by higher consumer auto originations were largely offset by lower mortgage-related assets as a result of the previously noted strategic actions. Approximately 65 percent of the company’s U.S. assets were funded at Ally Bank as of March 31, 2013.

Automotive Finance

The Auto Finance segment includes Ally’s U.S. auto finance operations and remaining minimal operations outside of the U.S. that are in the process of running-off. As a result of the completed sales and remaining sales agreements for Ally Financial’s international operations, including auto finance operations in Canada, Europe, Latin America and the joint venture in China, these businesses are classified as discontinued operations.

For the first quarter of 2013, Auto Finance reported pre-tax income of $343 million, compared to $241 million in the corresponding prior year period. This growth was primarily driven by strong net financing revenue, which improved $143 million year-over-year, resulting from strong growth in consumer financing originations and more favorable margins as more assets are originated through Ally Bank. This was partially offset by a larger loan loss provision as the portfolio continues to shift to a more diversified mix.

U.S. consumer financing originations in the first quarter of 2013 were $9.7 billion, on par with the corresponding prior year period, and were comprised of $4.6 billion of new retail, $2.5 billion of used and $2.7 billion of leases. U.S. consumer financing origination levels in the first quarter of 2013 were driven primarily by strong, year-over-year origination growth in the lease channel. In total, used, lease and diversified new retail originations grew to account for nearly 60 percent of total U.S consumer originations during the first quarter of 2013.

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U.S. earning assets for Auto Finance, which are on-balance sheet assets comprised primarily of consumer receivables, the consumer held-for-sale portfolio, leases and commercial receivables, totaled $102 billion, up 13 percent compared to March 31, 2012. U.S. consumer earning assets totaled $70 billion, up 17 percent year-over-year, as strong originations continued to outpace asset run-off. U.S. commercial earning assets grew slightly to $32 billion at March 31, 2013, compared to $31 billion at the end of the comparable prior year period. The year-over-year increase was driven by higher dealer stocks.

Insurance

Insurance, which focuses on dealer-centric products such as extended vehicle service contracts (VSCs) and dealer inventory insurance, reported pre-tax income from continuing operations of $61 million in the first quarter of 2013, compared to $100 million in the corresponding prior year period. Underwriting income declined due to increased weather-related losses due to unseasonably early hailstorms. Net investment income declined to $58 million in the first quarter of 2013, compared to $73 million of income in the comparable prior year period, primarily as a result of lower investment gains.

Insurance’s Dealer Products and Services group continued to see strong written premiums with $233 million for the first quarter of 2013. This decreased from $250 million at the end of the comparable prior year period, primarily as a result of the run-off of the company’s former Canadian Personal Lines business. The group continues to increase the number of dealers participating in its full suite of training, technology, support and consultative services, improving 12 percent year-over-year. Moreover, the business continues to maintain high wholesale insurance penetration levels, with approximately 80 percent of U.S. dealers with Ally floorplan financing also carrying the company’s floorplan insurance.

Mortgage

During the first quarter 2013, Mortgage reported a pre-tax loss of $204 million, compared to pre-tax income of $63 million during the first quarter of 2012. Excluding $198 million of repositioning items primarily related to a valuation write-down resulting from the sales agreements for Ally Bank’s MSR, Mortgage reported a pre-tax loss of $6 million for the quarter. Performance was lower following the decision to exit all non-strategic mortgage activities, including the wind-down of Consumer Lending originations, as well as increased noninterest expenses primarily driven by higher broker fee rates.

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Total mortgage loan production in the first quarter of 2013 was $6.1 billion, consisting primarily of prime conforming loans, compared to $9.8 billion in the fourth quarter of 2012 and $8.5 billion in the first quarter of 20121. The decrease in loan production year-over-year was largely driven by the company’s strategic decision to exit Business Lending, as well as the wind-down of Consumer Lending. Refinancing activity accounted for 86 percent of overall loan production during the quarter.

Corporate and Other

Corporate and Other primarily consists of Ally’s centralized treasury activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with new debt issuances and bond exchanges. Corporate and Other also includes the Commercial Finance business, certain equity investments and reclassifications, eliminations between the reportable operating segments, and overhead previously allocated to operations that have since been sold or discontinued.

Corporate and Other reported a core pre-tax loss (excluding core OID amortization expense and repositioning items) of $191 million, compared to a core pre-tax loss (excluding core OID) of $293 million in the comparable prior year period2. Results were primarily affected by lower interest expenses benefiting from the early retirement of high-cost FHLB debt disclosed last quarter.

OID amortization expense totaled $57 million in the first quarter of 2013, compared to $108 million reported in the corresponding prior year period.

1 Production in 1Q12 excludes ResCap.

2 Core pre-tax income/loss is a non-GAAP financial measure. Refer to slides 22 in the Ally Financial Inc. 1Q Earnings Review presentation for reconciliation to GAAP amounts. This is available at www.ally.com/about/investor/events-presentations/. This presentation will also be furnished on a Form 8-K with the U.S. Securities and Exchange Commission.

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Additional Financial Information

For additional financial information, the first quarter 2013 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/index.html.

About Ally Financial Inc.

Ally Financial Inc. is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full suite of financing products and services, including new and used vehicle inventory and consumer financing, leasing, inventory insurance, commercial loans and vehicle remarketing services. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Commercial Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $166.2 billion in assets as of March 31, 2013, Ally operates as a bank holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally's actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors (“GM”), and Ally and Chrysler Group LLC (“Chrysler”); the profitability and financial condition of GM and Chrysler; resolution of the bankruptcy filings by Residential Capital, LLC and certain of its subsidiaries; our ability to realize the anticipated benefits associated with being a bank holding company, and the increased regulation and restrictions that we are now subject to; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of Ally, Chrysler, or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

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Contacts:

Gina Proia
646-781-2692
gina.proia@ally.com

Sarah Comstock

313-656-6954

sarah.n.comstock@ally.com

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